UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): MAY 25, 2012

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 25, 2012, the Audit Committee and the Board of Directors of Natural Alternatives International, Inc. (NAI) agreed to repurchase 30,000 shares, in the aggregate, of NAI’s common stock held by Mark LeDoux, the Chairman and Chief Executive Officer of NAI, and/or his family members and affiliated entities, at a purchase price equal to 90% of the closing price of NAI’s common stock as reported by Nasdaq on June 1, 2012, which date represents the third full trading day after the filing of this current report on Form 8-K. The sale of the shares by Mr. LeDoux and his affiliated entities is being undertaken primarily to fund certain distributions by the LeDoux Family Limited Partnership to its limited partners and to make certain tax related payments. Given the relatively thin trading market for NAI’s stock, the Board determined the repurchase of the shares from Mr. LeDoux and his affiliated entities was in the best interest of NAI and its stockholders, particularly in view of the discounted price and the potential negative impact of repeated periodic sales on the open market. The shares to be repurchased represent a relatively small percentage of the overall shares beneficially owned by Mr. LeDoux and, following the sale, he will continue to own approximately 17% of NAI’s outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: May 29, 2012	By:	/s/ Ken Wolf
Ken Wolf
Chief Financial Officer